At Home Group Inc. Announces Second Quarter Fiscal 2019 Financial Results

•	Q2 net sales increased 24%; comparable store sales increased 2.8%
•	Delivers 18th consecutive quarter of comparable store sales growth
•	Delivers 17th consecutive quarter of over 20% net sales growth
•	Q2 loss per share was $0.16; pro forma adjusted EPS(1) increased to $0.34
•	Raises fiscal 2019 net sales and earnings outlook

Plano, Texas, August 29, 2018 -- At Home Group Inc. (NYSE: HOME), the home décor superstore, today announced its financial results for the second quarter ended July 28, 2018.

Lee Bird, Chairman and Chief Executive Officer, stated: “As we celebrate two years as a public company, we  are very pleased to deliver solid top line results and outstanding profitability for the second quarter of fiscal 2019. Exceptional new store productivity and our 18th consecutive quarter of positive comparable store sales increases drove net sales above our expectations and enabled us to deliver our 17th consecutive quarter of over 20% top line growth. We also significantly expanded gross margin and more than doubled pro forma adjusted net income to $22.6 million while continuing to invest for the long term through strategic in-store projects as well as brand awareness and direct sourcing initiatives.  The continued momentum in our business and the customer response to our broad, value-priced offering in both new and existing markets position us well to continue to successfully expand our store footprint and drive sustainable long-term top and bottom line growth.”

For the Thirteen Weeks Ended July 28, 2018

•

Net sales increased 24.3% to $288.5 million from $232.1 million in the quarter ended July 29, 2017 driven by the net addition of 29 stores since the second quarter of fiscal 2018 and a comparable store sales increase of 2.8%.

•

We expanded our store footprint by opening nine new stores in the second quarter of fiscal 2019. We ended the quarter with 165 stores in 35 states, which represents a 21.3% increase in store count since July 29, 2017.

•

Gross profit increased 33.3% to $97.4 million from $73.0 million in the second quarter of fiscal 2018. Gross margin expanded by 230 basis points to 33.8%  from 31.5% in the prior year period primarily due to the nonrecurrence of prior year distribution costs associated with inventory investments as well as product margin improvement. The second quarter of fiscal 2019 also included a modest benefit due to the resolution of a product compliance matter.

•

Selling, general and administrative expenses (“SG&A”) increased 110.0% to $107.6 million from $51.2 million in the prior year period primarily due to $41.5 million of one-time, non-cash CEO stock-based compensation  expense, the net addition of 29  stores,  and an increase in employee-related expenses that was more heavily weighted in the second quarter of fiscal 2019.

•

Adjusted SG&A1 increased 32.3% to $64.2 million compared to $48.5 million in the second quarter of fiscal 2018. Adjusted SG&A1 as a percentage of net sales increased 140 basis points to 22.3%  primarily due to the timing of employee-related expense increases, including strategic investments in store-level projects, recruiting and relocation costs incurred to support our growth strategies and stock-based compensation.

•

Operating loss of  $11.8 million was primarily driven by $41.5 million of one-time, non-cash CEO stock-based compensation expense recognized in the quarter ended July 28, 2018. Operating income was $20.3 million in the second quarter of fiscal 2018.

•

Adjusted operating income[1] increased 37.4% to $31.6 million from $23.0 million in the second quarter of fiscal 2018.  Adjusted operating margin[1] expanded by 100 basis points to 10.9% of net sales driven by gross margin improvement partially offset by the timing of employee-related expense increases.

•

Interest expense increased to $6.7 million from $5.4 million in the second quarter of fiscal 2018 due to increased borrowings under our revolving credit facility (“ABL Facility”)  to support our growth strategies as well as an increase in interest rates since July 29, 2017.

•

Income tax benefit was  $8.4 million compared to income tax expense of $5.3 million in the second quarter of fiscal 2018. A pre-tax loss for the period, partially offset by recognition of excess tax benefits related to stock option exercises, impacted our effective tax rate for the quarter ended July 28, 2018.

•	Net loss was $10.1 million compared to net income of $9.5 million in the second quarter of fiscal 2018.

•	Pro forma adjusted net income[1] grew 104.2% to $22.6 million from $11.1 million in the second quarter of fiscal 2018.
•	EPS was $(0.16) compared to $0.15 in the second quarter of fiscal 2018. Pro forma adjusted EPS[1] grew 88.9% to $0.34 from $0.18 in the second quarter of fiscal 2018.
•	Adjusted EBITDA[1] increased 33.8% to $50.5 million from $37.7 million in the second quarter of fiscal 2018.

For the Twenty-six Weeks Ended July 28, 2018

•

Net sales increased 22.7% to $544.7 million from $443.9 million in the first half of fiscal 2018 driven by the net addition of 29 stores since the second quarter of fiscal 2018 and a comparable store sales increase of 1.9%.

•

Gross profit increased 26.0% to $182.6 million from $144.9 million in the first half of fiscal 2018. Gross margin expanded by 90 basis points to 33.5%  from 32.6% in the prior year period primarily due to the nonrecurrence of prior year distribution costs associated with inventory investments, product margin improvement and a modest benefit due to the resolution of a product compliance matter. These improvements were partially offset by increased occupancy costs resulting from fiscal 2018 and 2019 sale-leaseback transactions.

•

SG&A increased 66.4% to $167.1 million from $100.4 million in the first half of fiscal 2018 primarily due to $41.5 million of one-time, non-cash CEO stock-based compensation expense, the net addition of 29  stores,  strategic investments in store-level projects and increased advertising costs as we continue to grow consumer brand awareness.

•

Adjusted SG&A1 increased 28.3% to $121.8 million compared to $94.9 million in the first half of fiscal 2018. Adjusted SG&A1 as a percentage of net sales increased 100 basis points to 22.4%  due to the timing of strategic investments in store-level projects and advertising.

•

Operating income decreased to $12.4 million from $41.6 million in the first half of fiscal 2018 primarily due to $41.5 million of one-time CEO stock-based compensation expense recognized in the first half of fiscal 2019.

•

Adjusted operating income[1] increased 22.5% to $57.6 million from $47.0 million in the first half of fiscal 2018. Adjusted operating margin[1] was consistent with the prior year period at 10.6% of net sales driven by gross margin improvement offset by the timing of strategic investments in store-level projects and advertising.

•

Interest expense increased to $12.5 million from $10.3 million in the first half of fiscal 2018 due to increased borrowings under our ABL Facility to support our growth strategies as well as an increase in interest rates since July 29, 2017.

•

Income tax benefit was $8.4 million compared to income tax expense of $11.7 million in the first half of fiscal 2018. A pre-tax loss for the period, partially offset by recognition of excess tax benefits related to stock option exercises, impacted our effective tax rate for the twenty-six weeks ended July 28, 2018.

•	Net income was $8.3 million compared to $19.6 million in the first half of fiscal 2018.
•	Pro forma adjusted net income[1] grew 85.5% to $42.8 million from $23.1 million in the first half of fiscal 2018.
•	EPS was $0.13 compared to $0.31 in the first half of fiscal 2018. Pro forma adjusted EPS[1] grew 73.0% to $0.64 from $0.37 in the first half of fiscal 2018.
•	Adjusted EBITDA[1] increased 23.4% to $92.7 million from $75.1 million in the first half of fiscal 2018.

Sale-leaseback Transaction

In July 2018, the Company completed a sale-leaseback transaction pursuant to which three  properties were sold for a total of $43.6 million and contemporaneously leased back for cumulative initial annual rent of $3.0 million, subject to annual escalations.

Balance Sheet Highlights as of July 28, 2018

•	Net inventories increased 21.5% to $331.5 million compared to $272.8 million as of July 29, 2017, primarily due to a 21.3% increase in the number of open stores.
•	Total liquidity (cash plus $115.9 million of availability under our ABL Facility) was $126.3 million.
•	Total debt was $297.9 million compared to $309.5 million as of July 29, 2017. There was $195.5 million outstanding under the ABL Facility as of July 28, 2018.

Outlook & Key Assumptions

Chief Financial Officer Judd Nystrom stated: “We are very pleased with our second quarter results. After a late start to spring, our comparable store sales accelerated significantly on a two-year basis and our new store class continues to exceed our expectations.  Due to our year-to-date outperformance and strong third quarter momentum, we are raising our fiscal 2019 net sales outlook to $1.159 billion to $1.164 billion. We also expect to drive significant gross margin and operating margin expansion in the third quarter even while ramping store growth and advertising investments. The strength of our business, coupled with continued tax benefits related to stock option exercises, enables us to raise and narrow our fiscal 2019 pro forma adjusted EPS outlook to $1.27 to $1.31.”  Below is an overview of our outlook and related assumptions for selected third quarter and fiscal 2019 financial data.

For fiscal 2019, we expect:

•

Net sales of $1.159 billion to $1.164 billion, representing year-over-year growth of 22% to 23%, based on 34 gross and 31 net new store openings and an assumed comparable store sales increase of 3.0% to 3.5%, which would represent a 9.5% to 10.0% increase on a two-year comparable store sales basis.

•	Gross margin expansion of 50 to 75 basis points.
•	Slight adjusted operating margin[1,2] expansion.
•	Interest expense of approximately $27.5 million.
•	An estimated 1,900 basis point tax rate benefit from stock option exercises.
•	66.5 million diluted weighted average shares outstanding.
•	Net income of $49.8 million to $52.3 million and EPS of $0.75 to $0.79 based on an effective tax rate of approximately 4.0%
•

Pro forma adjusted net income[1,2] of $84.5 million to $87.0 million, based on a 12.5% effective tax rate and representing year-over-year growth of 41% to 45%, and pro forma adjusted EPS[1] of $1.27 to $1.31.

•	Net capital expenditures of $170 million to $190 million, net of approximately $110 million of assumed sale-leaseback proceeds.

For the third quarter of fiscal 2019, we expect:

•

Net sales of $264 million to $266 million based on 8 to 10 net new store openings and an assumed comparable store sales increase of 4.5% to 5.0%, which would represent a 11.6% to 12.1% increase on a two-year comparable store sales basis.

•	Significant gross margin and adjusted operating margin[1,2] expansion.
•	Interest expense of $7.4 million.
•	An estimated 850 basis point tax rate benefit from stock option exercises.
•	An effective tax rate of approximately 14.5%.
•	66.7 million diluted weighted average shares outstanding.
•	Net income and pro forma adjusted net income[1,2] of $9.3 million to $10.3 million, representing year-over-year growth of 292% to 334% and 109% to 131%, respectively.
•	EPS and pro forma adjusted EPS1 of $0.14 to $0.15.

1 Represents a non-GAAP financial measure. For additional information about non-GAAP measures, including, where applicable, reconciliations to the most directly comparable financial measures presented in accordance with GAAP, please see “Non-GAAP Measures” below.

2 Management’s forecast of adjusted operating income and pro forma adjusted net income for fiscal 2019 excludes pre-tax non-cash stock-based compensation expense related to the special one-time IPO bonus grant and the June 2018 grant of equity incentive awards to our CEO of approximately $2.5 million and $41.5 million, respectively.

Conference Call Details

A conference call to discuss the second quarter fiscal 2019 financial results is scheduled for today, August 29, 2018, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-407-0789 (international callers please dial 201-689-8562) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call, together with related materials, will be available online at investor.athome.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at investor.athome.com for 90 days.

Terminology

We define certain terms used in this release as follows:

"Adjusted EBITDA" means net income (loss) before interest expense, net, loss on extinguishment of debt, income tax provision and depreciation and amortization, adjusted for the impact of certain other items permitted by our debt agreements, including certain legal settlements and consulting and other professional fees, relocation and employee recruiting incentives, management fees and expenses, stock-based compensation expense and non-cash rent.

“Adjusted Net Income” means net income (loss), adjusted for impairment charges, loss on extinguishment of debt, initial public offering related non-cash stock-based compensation expense and the related payroll tax expenses and the income tax impact associated with the special one-time initial public offering bonus stock option exercises,  non-cash stock-based compensation expense related to the special one-time grant of stock options to our Chairman and Chief Executive Officer (the “CEO grant”), transaction costs related to our initial public offering and the registration and sale of shares of our common stock on behalf of our Sponsors, losses incurred due to the modification of debt and tax impacts associated with the Tax Act.

“adjusted operating income” means operating income (loss) adjusted for impairment charges, certain one-time expenses associated with our IPO and the registration and sale of shares of our common stock on behalf of our Sponsors as well as non-cash stock-based compensation expense related to a special one-time IPO bonus grant, the payroll tax expenses associated with the special one-time IPO bonus grant stock option exercises and non-cash stock-based compensation expense related to the CEO grant.

“adjusted SG&A” means selling, general and administrative expenses adjusted for certain one-time expenses associated with our IPO and the registration and sale of shares of our common stock on behalf of our Sponsors as well as non-cash stock-based compensation expense related to a special one-time IPO bonus grant, the payroll tax expenses associated with the special one-time IPO bonus grant stock option exercises and non-cash stock-based compensation expense related to the CEO grant.

"comparable store sales" means, for any reporting period, the change in period-over-period net sales for the comparable store base, beginning with stores on the second day of the sixteenth full fiscal month following the store's opening. When a store is being relocated or remodeled, we exclude sales from that store in the calculation of comparable store sales until the first day of the sixteenth full fiscal month after it reopens. In this release, “two-year comparable store sales basis” refers to the sum of the increase in comparable store sales for each of the current and preceding fiscal years.

“EPS” means diluted earnings per share.

“GAAP” means accounting principles generally accepted in the United States.

“pro forma adjusted net income” means Adjusted Net Income adjusted for, in certain periods, normalization of income tax rates to reflect comparability between periods.

“pro forma adjusted EPS” means pro forma adjusted net income divided by pro forma diluted weighted average shares outstanding.

“pro forma diluted weighted average shares outstanding” means diluted share count on a pro forma basis.

“Store-level Adjusted EBITDA” means Adjusted EBITDA, adjusted further to exclude the impact of costs associated with new store openings and certain corporate overhead expenses, which we do not consider in our evaluation of the ongoing performance of our stores from period to period.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by our use of forward-looking terminology such as "anticipate", "are confident", "assumed", "believe", "continue", "could", "estimate", "expect", "intend", "may", "might", "on track", “outlook”, "plan", "potential", "predict", “reaffirm”, "seek", "should", or "vision", or the negative thereof or other variations thereon or comparable terminology. In particular, statements about our outlook and assumptions for financial performance for the third quarter and fiscal 2019, as well as statements about the markets in which we operate, expected new store openings, our real estate strategy, potential growth opportunities,  impact of expected stock option exercises and future capital expenditures and our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance contained in this document are forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those factors described in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended January  27, 2018 and other reports that we file with the Securities and Exchange Commission (“SEC”), may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained in this release are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this release. In addition, even if our results of operations, financial condition and liquidity, and events in the industry in which we operate, are consistent with the forward-looking statements contained in this release, they may not be predictive of results or developments in future periods.

Any forward-looking statement that we make in this release speaks only as of the date of such statement. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this document.

About At Home Group Inc.

At Home (NYSE:HOME), the home decor superstore, offers more than 50,000 on-trend home products to fit any budget or style, from furniture, mirrors, rugs, art and housewares to tabletop, patio and seasonal decor. At Home is headquartered in Plano, Texas, and currently operates 167 stores in 36 states. For more information, please visit us online at investor.athome.com.

-Financial Tables to Follow-

AT HOME GROUP INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	July 28, 2018	January 27, 2018	July 29, 2017
Assets
Current assets:
Cash and cash equivalents	$10,385	$8,525	$9,895
Inventories, net	331,476	269,844	272,791
Prepaid expenses	9,433	7,911	5,164
Other current assets	14,975	14,653	6,994
Total current assets	366,269	300,933	294,844
Property and equipment, net	568,771	466,263	439,279
Goodwill	569,732	569,732	569,732
Trade name	1,458	1,458	1,458
Debt issuance costs, net	1,758	1,978	2,015
Restricted cash	2,515	—	619
Noncurrent deferred tax asset	50,688	33,561	40,681
Other assets	784	316	328
Total assets	$1,561,975	$1,374,241	$1,348,956
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$91,493	$79,628	$83,921
Accrued and other current liabilities	111,719	89,499	95,342
Revolving line of credit	195,530	162,000	167,639
Current portion of deferred rent	11,195	9,072	7,434
Current portion of long-term debt and financing obligations	3,485	3,474	4,680
Income taxes payable	—	—	43
Total current liabilities	413,422	343,673	359,059
Long-term debt	288,906	289,902	298,133
Financing obligations	28,303	19,690	19,736
Deferred rent	162,063	124,054	107,817
Other long-term liabilities	5,278	6,043	2,736
Total liabilities	897,972	783,362	787,481
Shareholders' Equity
Common stock; $0.01 par value; 500,000,000 shares authorized; 63,236,161, 61,423,398 and 60,418,045 shares issued and outstanding, respectively	632	614	604
Additional paid-in capital	637,301	572,488	555,324
Retained earnings	26,070	17,777	5,547
Total shareholders' equity	664,003	590,879	561,475
Total liabilities and shareholders' equity	$1,561,975	$1,374,241	$1,348,956

AT HOME GROUP INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 28, 2018	July 29, 2017	July 28, 2018	July 29, 2017

Net sales	$288,493	$232,065	$544,654	$443,905
Cost of sales	191,115	159,032	362,032	298,995
Gross profit	97,378	73,033	182,622	144,910

Operating expenses
Selling, general and administrative expenses	107,591	51,244	167,056	100,384
Depreciation and amortization	1,615	1,533	3,194	2,951
Total operating expenses	109,206	52,777	170,250	103,335

Operating (loss) income	(11,828)	20,256	12,372	41,575
Interest expense, net	6,680	5,422	12,458	10,308
(Loss) income before income taxes	(18,508)	14,834	(86)	31,267
Income tax (benefit) provision	(8,440)	5,301	(8,379)	11,685
Net (loss) income	$(10,068)	$9,533	$8,293	$19,582

Earnings per share:
Net (loss) income per common share:
Basic	$(0.16)	$0.16	$0.13	$0.32
Diluted	$(0.16)	$0.15	$0.13	$0.31
Weighted average shares outstanding:
Basic	62,891,024	60,404,222	62,329,061	60,385,495
Diluted	62,891,024	63,464,506	66,323,662	62,816,313

AT HOME GROUP INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Twenty-six Weeks Ended
	July 28, 2018	July 29, 2017
Operating Activities
Net income	$8,293	$19,582
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,930	22,688
Loss on disposal of fixed assets	20	26
Non-cash interest expense	1,024	1,141
Amortization of deferred gain on sale-leaseback	(4,130)	(2,936)
Deferred income taxes	(17,127)	53
Stock-based compensation	46,712	6,522
Changes in operating assets and liabilities
Inventories	(61,632)	(28,996)
Prepaid expenses and other current assets	(1,844)	(3,089)
Other assets	(468)	221
Accounts payable	5,934	15,796
Accrued liabilities	8,680	7,801
Income taxes payable	—	(7,309)
Deferred rent	10,934	7,412
Net cash provided by operating activities	22,326	38,912
Investing Activities
Purchase of property and equipment	(160,408)	(99,847)
Net proceeds from sale of property and equipment	92,645	773
Net cash used in investing activities	(67,763)	(99,074)
Financing Activities
Payments under lines of credit	(306,447)	(146,961)
Proceeds from lines of credit	339,977	213,025
Payment of debt issuance costs	—	(1,663)
Payments on financing obligations	(1,658)	(82)
Payments on long-term debt	(179)	(1,805)
Proceeds from exercise of stock options	18,119	588
Net cash provided by financing activities	49,812	63,102
Increase in cash, cash equivalents and restricted cash	4,375	2,940
Cash, cash equivalents and restricted cash, beginning of period	8,525	7,574
Cash, cash equivalents and restricted cash, end of period	$12,900	$10,514

Supplemental Cash Flow Information
Cash paid for interest	$10,591	$9,208
Cash paid for income taxes	$8,468	$21,908
Supplemental Information for Non-cash Investing and Financing Activities
Increase in current liabilities of property and equipment	$18,706	$21,553
Property and equipment reduction due to sale-leaseback	$(59,294)	$—
Property and equipment acquired under capital lease	$—	$1,006
Property and equipment additions due to build-to-suit lease transactions	$8,660	$—

Non-GAAP Measures

Certain financial measures presented in this release, such as comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding,  pro forma adjusted EPS and Store-level Adjusted EBITDA, are not recognized under GAAP.

We present comparable store sales, which is not a recognized financial measure under GAAP, because it allows us to evaluate how our store base is performing by measuring the change in period-over-period net sales in stores that have been open for the applicable period. We present Adjusted EBITDA and Store-level Adjusted EBITDA, which are not recognized financial measures under GAAP, because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, such as interest, depreciation, amortization, loss on extinguishment of debt, impairment charges and taxes.  We present adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding and pro forma adjusted EPS, which are not recognized financial measures under GAAP, because we believe investors’ understanding of our operating performance is enhanced by the disclosure of selling, general and administrative expenses, operating income, net income, diluted weighted average shares outstanding and earnings per diluted share adjusted for nonrecurring charges associated with events such as our IPO and refinancing transactions.

You are encouraged to evaluate each of these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating our non-GAAP measures, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in such presentations.  In particular, Store-level Adjusted EBITDA does not reflect costs associated with new store openings, which are incurred on a limited basis with respect to any particular store when opened and are not indicative of ongoing core operating performance, and corporate overhead expenses that are necessary to allow us to effectively operate our stores and generate Store-level Adjusted EBITDA. Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of our non-GAAP financial measures in the future, and any such modification may be material. In addition, comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding,  pro forma adjusted EPS and Store-level Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries.

Comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding,  pro forma adjusted EPS and Store-level Adjusted EBITDA have limitations as analytical tools and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. We compensate for these limitations by relying primarily on our GAAP results and using comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding,  pro forma adjusted EPS and Store-level Adjusted EBITDA only as supplemental information.

The Company has not presented a quantitative reconciliation of the forward-looking non-GAAP measure pro forma adjusted net income to net income, its most directly comparable GAAP financial measure, because it is impractical to forecast certain items without unreasonable efforts due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of and the periods in which such items may be recognized.

AT HOME GROUP INC.

Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands, except share and per share data)

(Unaudited)

The tables below reconcile the non-GAAP financial measures of adjusted SG&A, adjusted operating income, Adjusted Net Income, pro forma adjusted net income, pro forma diluted weighted average shares outstanding,  pro forma adjusted EPS, Adjusted EBITDA and Store-level Adjusted EBITDA to their most directly comparable GAAP financial measures.

Reconciliation of selling, general and administrative expenses as reported to adjusted SG&A

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 28, 2018	July 29, 2017	July 28, 2018	July 29, 2017

Selling, general and administrative expenses as reported	$107,591	$51,244	$167,056	$100,384
Adjustments:
Stock-based compensation related to special one-time IPO bonus grant(a)	(1,225)	(2,719)	(2,521)	(5,437)
Payroll tax expense related to special one-time IPO bonus stock option exercises(b)	(35)	—	(46)	—
Stock-based compensation related to one-time CEO grant(c)	(41,475)	—	(41,475)	—
Transaction costs(d)	(657)	—	(1,178)	—
Adjusted selling, general and administrative expenses	$64,199	$48,525	$121,836	$94,947

Reconciliation of operating income as reported to adjusted operating income

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 28, 2018	July 29, 2017	July 28, 2018	July 29, 2017

Operating income as reported	$(11,828)	$20,256	$12,372	$41,575
Adjustments:
Stock-based compensation related to special one-time IPO bonus grant(a)	1,225	2,719	2,521	5,437
Payroll tax expense related to special one-time IPO bonus stock option exercises(b)	35	—	46	—
Stock-based compensation related to one-time CEO grant(c)	41,475	—	41,475	—
Transaction costs(d)	657	—	1,178	—
Adjusted operating income	$31,564	$22,975	$57,592	$47,012
Adjusted operating margin	10.9%	9.9%	10.6%	10.6%

Reconciliation of diluted weighted average shares outstanding as reported to pro forma diluted weighted average shares outstanding

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 28, 2018	July 29, 2017	July 28, 2018	July 29, 2017

Diluted weighted average shares outstanding	62,891,024	63,464,506	66,323,662	62,816,313
Dilutive effect of stock options(e)	3,789,341	—	—	—
Pro forma diluted weighted average shares outstanding	66,680,365	63,464,506	66,323,662	62,816,313

Reconciliation of net income as reported to pro forma adjusted net income

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 28, 2018	July 29, 2017	July 28, 2018	July 29, 2017

Net (loss) income	$(10,068)	$9,533	$8,293	$19,582
Adjustments:
Loss on modification of debt(f)	—	179	—	179
Stock-based compensation related to special one-time IPO bonus grant(a)	1,225	2,719	2,521	5,437
Payroll tax expense related to special one-time IPO bonus stock option exercises(b)	35	—	46	—
Stock-based compensation related to one-time CEO grant(c)	41,475	—	41,475	—
Transaction costs(d)	657	—	1,178	—
Tax impact of adjustments to net (loss) income(g)	(10,355)	(1,036)	(10,366)	(2,099)
Tax impact (benefit) related to special one-time IPO bonus stock option exercises(h)	(343)	—	(397)	—
Adjusted Net Income	22,626	11,395	42,750	23,099
Adjustments for comparability between periods:
Tax rate adjustments(i)	—	(313)	—	(47)
Pro forma adjusted net income	$22,626	$11,082	$42,750	$23,052
Pro forma diluted weighted average shares outstanding(e)	66,680,365	63,464,506	66,323,662	62,816,313
Pro forma adjusted EPS	$0.34	$0.18	$0.64	$0.37

(a)

Non-cash stock-based compensation expense associated with a special one-time initial public offering bonus grant to certain members of senior management (the “IPO grant”), which we do not consider in our evaluation of our ongoing performance. The IPO grant was made in addition to the ongoing equity incentive program that we have in place to incentivize, retain and motivate our employees, officers, consultants and non-employee directors and was made to reward certain senior executives for historical performance and allow them to benefit from future successful outcomes for our Sponsors.

(b)	Payroll tax expense related to stock option exercises associated with the IPO grant, which we do not consider in our evaluation of our ongoing performance.
(c)	Non-cash stock-based compensation expense associated with the CEO grant, which we do not consider in our evaluation of our ongoing performance.
(d)	Charges incurred in connection with the sale of shares of our common stock on behalf of our Sponsors, which we do not consider in our evaluation of our ongoing performance.
(e)	Reflects the dilutive impact of stock options utilizing the treasury stock method with regard to pro forma adjusted net income in the period.
(f)	Non-cash loss due to a change in the ABL Facility lenders under the ABL Amendment resulting in immediate recognition of a portion of the related unamortized deferred debt issuance costs.
(g)

Represents the income tax impact of the adjusted expenses using the annual effective tax rate excluding discrete items. After giving effect to the adjustments to net income, the adjusted effective tax rate for the thirteen and twenty-six weeks ended July 28, 2018 was 9.1% and 5.3%, respectively. The effective tax rate for the thirteen and twenty-six weeks ended July 29, 2017 was 35.7% and 37.4%, respectively.

(h)	Represents the income tax impact (benefit) related to stock option exercises associated with the IPO grant.
(i)

Represents the tax adjustment required to calculate pro forma adjusted net income for the thirteen and twenty-six weeks ended July 29, 2017, including all outlined adjustments, at a normalized effective tax rate of 37.5%.

Reconciliation of net income to EBITDA, Adjusted EBITDA and Store-level Adjusted EBITDA

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 28, 2018	July 29, 2017	July 28, 2018	July 29, 2017

Net (loss) income	$(10,068)	$9,533	$8,293	$19,582
Interest expense, net	6,680	5,422	12,458	10,308
Income tax (benefit) provision	(8,440)	5,301	(8,379)	11,685
Depreciation and amortization(a)	14,474	11,851	25,930	22,688
EBITDA	$2,646	$32,107	$38,302	$64,263
Consulting and other professional services(b)	1,564	1,243	3,912	2,797
Stock-based compensation expense(c)	1,884	515	2,716	1,085
Stock-based compensation related to special one-time IPO bonus grant(d)	1,225	2,719	2,521	5,437
Stock-based compensation related to one-time CEO grant(e)	41,475	—	41,475	—
Non-cash rent(f)	1,337	1,040	2,994	1,508
Other(g)	327	74	741	(16)
Adjusted EBITDA	$50,458	$37,698	$92,661	$75,074
Costs associated with new store openings(h)	4,880	4,041	8,618	8,000
Corporate overhead expenses(i)	22,108	19,050	44,316	36,792
Store-level Adjusted EBITDA	$77,446	$60,789	$145,595	$119,866

(a)	Includes the portion of depreciation and amortization expenses that are classified as cost of sales in our consolidated statements of operations.
(b)

Primarily consists of (i) consulting and other professional fees with respect to projects to enhance our merchandising and human resource capabilities and other company initiatives; and (ii) charges incurred in connection with the sale of shares of our common stock on behalf of our Sponsors.

(c)

Non-cash stock-based compensation expense related to the ongoing equity incentive program that we have in place to incentivize, retain and motivate our employees, officers, consultants and non-employee directors.

(d)

Non-cash stock-based compensation expense associated with the IPO grant, which we do not consider in our evaluation of our ongoing performance. The IPO grant was made in addition to the ongoing equity incentive program that we have in place to incentivize, retain and motivate our employees, officers, consultants and non-employee directors and was made to reward certain senior executives for historical performance and allow them to benefit from future successful outcomes for our Sponsors.

(e)

Non-cash stock-based compensation expense associated with the CEO grant, which we do not consider in our evaluation of our ongoing performance. The CEO grant vested and was fully recognized in the second fiscal quarter 2019.

(f)

Consists of the non-cash portion of rent, which reflects (i) the extent to which our GAAP straight-line rent expense recognized exceeds or is less than our cash rent payments, partially offset by (ii) the amortization of deferred gains on sale-leaseback transactions that are recognized to rent expense on a straight-line basis through the applicable lease term. The offsetting amounts relating to the amortization of deferred gains on sale-leaseback transactions were $(2.2) million and $(1.5) million during the thirteen weeks ended July 28, 2018 and July 29, 2017, respectively, and $(4.1) million and $(2.9) million during the twenty-six weeks ended July 28, 2018 and July 29, 2017, respectively. The GAAP straight-line rent expense adjustment can vary depending on the average age of our lease portfolio, which has been impacted by our significant growth. For newer leases, our rent expense recognized typically exceeds our cash rent payments while for more mature leases, rent expense recognized is typically less than our cash rent payments.

(g)

Other adjustments include amounts our management believes are not representative of our ongoing operations, including a payroll tax expense of $0.3 million and $0.6 million related to the exercise of stock options for the thirteen and twenty-six weeks ended July 28, 2018, respectively.

(h)

Reflects non-capital expenditures associated with opening new stores, including marketing and advertising, labor and cash occupancy expenses. Costs related to new store openings represent cash costs, and you should be aware that in the future we may incur expenses that are similar to these costs. We anticipate that we will continue to incur cash costs as we open new stores in the future. We opened nine and eight new stores during the thirteen weeks ended July 28, 2018 and July 29, 2017, respectively, and 18 and 15 new stores during the twenty-six weeks ended July 28, 2018 and July 29, 2017, respectively

(i)

Reflects corporate overhead expenses, which are not directly related to the profitability of our stores, to facilitate comparisons of store operating performance as we do not consider these corporate overhead expenses when evaluating the ongoing performance of our stores from period to period. Corporate overhead expenses, which are a component of selling, general and administrative expenses, are comprised of various home office general and administrative expenses such as payroll expenses, occupancy costs, marketing and advertising, and consulting and professional fees. Store-level Adjusted EBITDA should not be used as a substitute for consolidated measures of profitability or performance because it does not reflect corporate overhead expenses that are necessary to allow us to effectively operate our stores and generate Store-level Adjusted EBITDA. We anticipate that we will continue to incur corporate overhead expenses in future periods.

Investor Relations:
ICR, Inc.
Farah Soi/Elizabeth Schnoerr
203.682.8200

Farah.Soi@icrinc.com

Elizabeth.Schnoerr@icrinc.com

At Home

Bethany Perkins

972.265.1326

InvestorRelations@AtHome.com

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